August 6, 2001



Mr. Donald A. Orr
2213 Woodfield Road
Bloomington, IL  61704

Dear Don:

     We are very pleased to offer you the position of Executive Vice President and Chief Operating Officer of Smithway Motor Xpress Inc. ("Smithway"). You are highly regarded in the industry and I am confident that working together, we will return Smithway to profitability. The following sets forth the terms of your employment.

     1. During the time you remain employed, you will be paid a base salary at the annualized rates indicated below. The base salary will be payable pursuant to Smithway's normal payroll practices.

                     Year                         Annualized Base Salary
              ----------------------       ----------------------------------
                     2001                                $190,000
                     2002                                $199,500
                     2003                                $209,475
                     2004                                $219,948

     2. For each year you are employed at December 31, commencing with 2001, you will receive an annual bonus equal to 1% of Smithway's net earnings for the year, as reported in Smithway's year end audited financial statements. Each year's bonus payment will be distributed at the same time Smithway distributes other executive bonuses.

     3. You will be granted an option to purchase 210,000 shares of Smithway's common stock at a price per share equal to the closing price on your first day of employment. The option will vest in increments of 35,000 shares on each of the first through the sixth anniversaries of the grant date, or immediately in the event of a change-in-control of Smithway. The form of option agreement evidencing the grant is attached as Exhibit A.

     4. A company vehicle will be provided for use during your tenure as a Smithway executive. You will be responsible for taxes on any personal use. Smithway will pay all expenses associated with your use of this vehicle, including payments, fuel, maintenance, insurance, and licenses.


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Mr. Donald A. Orr
August 6, 2001
Page 2

     5.   Smithway will reimburse you for all out-of-pocket moving expenses.

     6. You will receive paid vacation leave, health insurance, and other benefits at levels provided to other senior executive officers of Smithway.

     7. You agree not to compete with Smithway or any successor or affiliate following the term of your employment as outlined herein. In consideration for your employment and without further payment, you agree not to solicit or divert customers, employees, or owner-operators of Smithway or any successor or affiliate for the benefit of yourself or any other person or entity for a period of six months following your last day of employment. In addition, Smithway or any successor or affiliate may bind you to the Noncompetition Agreement attached as Exhibit B, pursuant to the terms of such agreement.

     8. This letter addresses only the terms of employment while the at-will" employment relationship continues and does not create any specific duration of employment or a right to continuing employment.

     9. In addition to the employment terms discussed above, we are pleased to have you join the SMXC board of directors effective with your first day of employment.

     10. You will be indemnified as an officer and director against all liabilities and expenses reasonably incurred in connection with service for or on behalf of the company as provided in the Articles and Bylaws of Smithway and SMXC.

     11. You shall be entitled to an immediate lump sum payment equal to your annual salary as of the date of a change in control of Smithway if, following a change in control of Smithway, (i) you are assigned to duties substantially inconsistent with your position, duties or responsibilities with Smithway immediately prior to the change in control or your duties or responsibilities are substantially reduced as compared with such duties and responsibilities immediately prior to the change in control; (ii) your base salary, annual bonus, or benefits are materially reduced as compared to immediately prior to the change in control; or (iii) Smithway fails to obtain the assumption of its obligations to perform this Agreement by any successor. For purposes of this Agreement, a "change in control" of Smithway shall include, but not be limited to, the circumstances where
          (i) any "person" (within the meaning ascribed to such term in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), as in effect on the date of this Agreement), other than William
          G. and/or Marlys L. Smith, or entities controlled by either or both of them (the "Smiths), becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act, as in effect on the date of this Agreement), directly or indirectly, of securities of Smithway representing 50% or more of the combined voting power of Smithway's then issued and outstanding securities; (ii) during any period of two consecutive years,

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Mr. Donald A. Orr
August 6, 2001
Page 3

          individuals who at the beginning of such period constitute the Board of Directors of Smithway cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by Smithway's stockholders, of each new director was approved by either the Smiths or a vote of a majority of the directors then still in office who were directors at the beginning of the period or who were nominated by such directors; (iii) the stockholders of Smithway approve a merger, consolidation, or share exchange of Smithway with any other corporation, other than a merger, consolidation, or share exchange which would result in the voting securities of Smithway outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Smithway or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the stockholders of Smithway approve a plan of complete liquidation of Smithway or an agreement for the sale or disposition by Smithway of all or substantially all of Smithway's assets, in each case (i) through (iv) except for a transaction that is in substance an internal reorganization. Payment of such lump sum amount shall extend the
          Noncompetition Obligations, as defined and provided in the Noncompetition Agreement attached hereto as Exhibit B; provided, a successor's election as to the length of the Noncompetition Obligations shall in no way impair the successor's obligation to pay the lump sum amount described in this paragraph 11, such obligation being absolute and unconditional.

     12. Smithway agrees to reimburse you for all reasonable attorney fees incurred in the drafting and negotiation of this letter agreement and the attached exhibits, with the understanding that such fees shall not exceed One Thousand Dollars ($1,000.00).

         Please indicate your agreement with the terms of employment outlined above by signing below.

                                  Best regards,


                                  /s/ William G. Smith
                                  William G. Smith
                                  Chairman, President, and CEO


AGREED AND ACCEPTED
August 6, 2001

/s/ Donald A. Orr
------------------------
Donald A. Orr